                                                                                                     EXHIBIT 12
                                                              AMERICAN ELECTRIC POWER COMPANY, INC.
                                                 Computation of Consolidated Ratio of Earnings to Fixed Charges
                                                                (in millions except ratio data)
                                                                                                         Twelve
                                                                                                         Months
                                                                    Year Ended December 31,               Ended
                                                       1996       1997       1998      1999       2000   3/31/01
Fixed Charges:
  Interest on Long-term Debt . . . . . . . . . . .    $  679     $  698    $  682     $  773     $  768  $  755
  Interest on Short-term Debt. . . . . . . . . . .        99        107       134        149        259     268
  Miscellaneous Interest Charges . . . . . . . . .        35         50        77         77        161     185
  Estimated Interest Element in Lease Rentals. . .       222        221       222        212        217     217
  Preferred Stock Dividends. . . . . . . . . . . .        94         45        29         28         32      32
        Total Fixed Charges. . . . . . . . . . . .    $1,129     $1,121    $1,144     $1,239     $1,437  $1,457

Earnings:
  Income Before Income Taxes . . . . . . . . . . .    $1,394     $1,414    $1,477     $1,468     $  899  $1,118
  Plus Fixed Charges (as above). . . . . . . . . .     1,129      1,121     1,144      1,239      1,437   1,457
  Less Undistributed Earnings in
   Equity Investments. . . . . . . . . . . . . . .        11         36        42         46         46      40
       Total Earnings. . . . . . . . . . . . . . .    $2,512     $2,499    $2,579     $2,661     $2,290  $2,535

Ratio of Earnings to Fixed Charges . . . . . . . .      2.22       2.22      2.25       2.14       1.59    1.73